As filed with the Securities and Exchange Commission on July 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0919654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 West 78th Street - Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

APOGEE ENTERPRISES, INC. 2009 STOCK INCENTIVE PLAN

APOGEE ENTERPRISES, INC. 2009 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

(Full title of the plans)

Patricia A. Beithon, Esq.

General Counsel and Secretary

Apogee Enterprises, Inc.

4400 West 78th Street - Suite 520

Minneapolis, Minnesota 55435

(952) 835-1874

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.33 1/3 per share(4)	588,000 shares	$13.025	$7,658,700	$890

(1)	The number of shares being registered represents the aggregate number of shares of common stock of Apogee Enterprises, Inc. that may be offered or issued under the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended and restated (2011) (the “2009 Incentive Plan”) and the Apogee Enterprises, Inc. 2009 Non-Employee Director Stock Incentive Plan, as amended and restated (2011) (the “2009 Director Plan” and, together with the 2009 Incentive Plan, the “Plans”) as follows: 488,000 shares under the 2009 Incentive Plan and 100,000 shares under the 2009 Director Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Apogee Enterprises, Inc. common stock that may be offered or issued under the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices of Apogee Enterprises, Inc. common stock as reported on the NASDAQ Stock Market LLC on July 6, 2011.
(4)	Includes corresponding rights to acquire shares of Apogee Enterprises, Inc. preferred stock pursuant to the Amended and Restated Rights Agreement, dated November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York, as amended from time to time, or any successor rights agreement of Apogee Enterprises, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Apogee Enterprises, Inc. (“we,” “us” or “Apogee”), are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended February 26, 2011;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 2011;

(c)	Our Current Reports on Form 8-K filed on January 20, 2011 (as amended), March 3, 2011, March 17, 2011, April 27, 2011, May 2, 2011 and June 28, 2011; and

(d)	The description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•

reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article VII of our Amended and Restated Bylaws, as amended, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521 of the Minnesota Business Corporation Act described above.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers Apogee for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Articles of Incorporation of Apogee Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to Apogee’s Annual Report on Form 10-K for the year ended February 28, 2004).

4.2	Amended and Restated Bylaws of Apogee Enterprises, Inc., as amended through January 24, 2006 (incorporated by reference to Exhibit 3.1 to Apogee’s Current Report on Form 8-K filed on January 30, 2006).

4.3	Specimen certificate for shares of common stock of Apogee Enterprises, Inc. (incorporated by reference to Exhibit 4.1 to Apogee’s Quarterly Report on Form 10-Q for the quarter ended May 28, 2011).

4.4	Amended and Restated Rights Agreement dated November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York (incorporated by reference to Exhibit 1 to Apogee’s Form 8-A/A filed on November 30, 2001).

4.5	Amendment No. 1, dated as of June 24, 2010, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Apogee’s Current Report on Form 8-K filed on June 25, 2010).

4.6	Amendment No. 2, dated as of April 25, 2011, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Apogee’s Current Report on Form 8-K filed on April 27, 2011).

4.7	Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended and restated (2011) (incorporated by reference to Exhibit 10.1 to Apogee’s Current Report on Form 8-K filed on June 28, 2011).

4.8	Apogee Enterprises, Inc. 2009 Non-Employee Director Stock Incentive Plan, as amended and restated (2011) (incorporated by reference to Exhibit 10.2 to Apogee’s Current Report on Form 8-K filed on June 28, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 8, 2011.

APOGEE ENTERPRISES, INC.

By:	*
Russell Huffer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 8, 2011.

	Signature	Title

	* Russell Huffer	President and Chief Executive Officer (principal executive officer)

	* James S. Porter	Chief Financial Officer (principal financial and accounting officer)

	* Bernard P. Aldrich	Chairman

	* Jerome L. Davis	Director

	* Sara L. Hays	Director

	* John T. Manning	Director

	* Robert J. Marzec	Director

	* Stephen C. Mitchell	Director

	* Richard V. Reynolds	Director

	* David E. Weiss	Director

*By:	/s/ Patricia A. Beithon
Patricia A. Beithon Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Apogee Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to Apogee’s Annual Report on Form 10-K for the year ended February 28, 2004).

4.2	Amended and Restated Bylaws of Apogee Enterprises, Inc., as amended through January 24, 2006 (incorporated by reference to Exhibit 3.1 to Apogee’s Current Report on Form 8-K filed on January 30, 2006).

4.3	Specimen certificate for shares of common stock of Apogee Enterprises, Inc. (incorporated by reference to Exhibit 4.1 to Apogee’s Quarterly Report on Form 10-Q for the quarter ended May 28, 2011).

4.4	Amended and Restated Rights Agreement dated November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York (incorporated by reference to Exhibit 1 to Apogee’s Form 8-A/A filed on November 30, 2001).

4.5	Amendment No. 1, dated as of June 24, 2010, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Apogee’s Current Report on Form 8-K filed on June 25, 2010).

4.6	Amendment No. 2, dated as of April 25, 2011, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Apogee’s Current Report on Form 8-K filed on April 27, 2011).

4.7	Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended and restated (2011) (incorporated by reference to Exhibit 10.1 to Apogee’s Current Report on Form 8-K filed on June 28, 2011).

4.8	Apogee Enterprises, Inc. 2009 Non-Employee Director Stock Incentive Plan, as amended and restated (2011) (incorporated by reference to Exhibit 10.2 to Apogee’s Current Report on Form 8-K filed on June 28, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.